U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

  DUPERREAULT                       Brian
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   (Last)                           (First)             (Middle)
                                 c/o ACE Limited
                       The ACE Building, 30 Woodbourne Avenue
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                                    (Street)

  Hamilton                           HM 08              BERMUDA
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol


                ACE Limited (NYSE: ACE)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year


         May 2001
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

          Chairman and Chief Executive Officer
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Ordinary Shares                        1/7/2001      A(1)      V      131         A     $23.80
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Ordinary Shares                       2/22/2001      A(2)      V     55,000       A       (2)
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Ordinary Shares                       5/17/2001        G       V      100         D                497,389        D
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Ordinary Shares                                                                                      100          I        By son
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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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                                                                               Ordinary
Options to acquire  $36.30   2/22/2001  A   V   220,000       (3)   2/22/2011   Shares    220,000 (3)
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                                                                               Ordinary
Options to acquire  $36.30   2/22/2001  A   V   242,000       (4)   2/22/2011   Shares    242,000 (4)     1,997,000
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Explanation of Responses:
(1)  Purchase pursuant to the ACE Limited Employee Stock Purchase Plan, which meets the requirements of Rule 16b-3.
(2)  Restricted stock award pursuant to the ACE Limited 1995 Long-Term Incentive Plan.  Stock vests as follows: 1/4 on first anniversary of the date of the award, 1/4 on second anniversary of the date of the award, 1/4 on third anniversary of the date of the award, and 1/4 on fourth anniversary of the date of the award.
(3)  Option award pursuant to the ACE Limited 1998 Long-Term Incentive Plan.  Options vest as follows: 1/3 on first anniversary of the date of the award, 1/3 on second anniversary of the date of the award, and 1/3 on third anniversary of the date of the award.
(4)  Option award pursuant to the ACE Limited 1998 Long-Term Incentive Plan.  Options vest on fifth anniversary of the date of the award.

Signed for Brian Duperreault pursuant to a power of attorney on file with the Securities and Exchange Commission


/s/  K.P. White                                              6/8/2001
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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